Exhibit 10.5

SUBLEASE

(279 East Grand Avenue—Suite 330)

THIS SUBLEASE (this “Sublease”), dated for reference purposes only as of March 1, 2019 (the “Execution Date”), is made by and between INSITRO, INC., a Delaware corporation (“Sublandlord”), and DICE MOLECULES SV, INC., a Delaware corporation (“Subtenant”).

RECITALS

WHEREAS, ARE-SAN FRANCISCO No. 12, LLC, a Delaware limited liability company (“Master Landlord”), as Landlord, and Sublandlord, as Tenant, are parties to that certain Lease Agreement, dated as of June 27, 2018, as amended by a First Amendment to Lease dated October 12, 2018 (as amended, the “Master Lease Agreement” or “Master Lease”), pursuant to which Master Landlord leases to Sublandlord the entire second and third floors of the building, consisting of approximately 71,594 total rentable square feet (the “Premises”), located at 279 East Grand Avenue in South San Francisco, California (the “Building”), as more fully described in the Master Lease Agreement. Capitalized terms used herein shall have the meanings given such terms in the Master Lease Agreement unless otherwise defined herein.

WHEREAS, the parties hereto desire that Sublandlord sublet a portion of the Premises consisting of approximately 19,532 rentable square feet known as Suite 330 on the third floor of the Building (the “Subleased Premises”), as more particularly shown as “DICE” areas on Exhibit A-1 attached hereto and made a part hereof, to Subtenant and that Subtenant sublet the Subleased Premises from Sublandlord on all of the terms and conditions of this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sublease. Sublandlord does hereby sublet to Subtenant and Subtenant does hereby sublet from Sublandlord the Subleased Premises, subject to the terms and conditions of this Sublease. The parties hereto hereby agree to the rentable square footage of the Subleased Premises set forth above, and such rentable square footage, and any of the economic terms hereof based thereon, shall not be adjusted based on further remeasurement; provided, however, if the rentable square footage of the Premises is reduced under Section 5 of the Master Lease Agreement, the rentable square footage of the Subleased Premises and Base Rent, Security Deposit and Subtenant’s Share shall be correspondingly reduced. Subtenant shall have the non-exclusive right to use, in common with Sublandlord and any other occupants in the Project, and subject to reasonable rules and regulations as may be promulgated by Master Landlord from time to time, the Common Areas. The manner in which the Common Areas are maintained and operated shall be in accordance with any applicable requirements of the Master Lease Agreement. Subtenant shall also have the non- exclusive right, in common with the other subtenant of the third floor of the Building, to use those areas shown as “Floor and Building Common Areas” on Exhibit A-1 hereto (the “Shared Areas”).

2. Term.

(a) Sublease Contingencies. Sublandlord and Subtenant expressly acknowledge and agree that this Sublease is subject to Master Landlord’s prior written consent to this Sublease, in a form provided by Master Landlord that is reasonably acceptable to Sublandlord and Subtenant and must include, unless waived by Subtenant, the terms agreed upon in the letter agreement between Master Landlord and Subtenant dated November 26, 2018 and Master Landlord’s agreement that the work to be performed thereunder constitutes part of Landlord’s Work (“Master Landlord’s Consent”). Sublandlord shall use good faith efforts to obtain Master Landlord’s Consent, and Subtenant agrees to cooperate in all reasonable respects in connection therewith. If Sublandlord, despite the parties’ good faith efforts, fails to obtain Master Landlord’s Consent within thirty (30) days after the Execution Date, then either Sublandlord or Subtenant may terminate this Sublease by giving written notice thereof to the other at any time prior to receipt of Master Landlord’s Consent, and Sublandlord shall return to Subtenant any amounts delivered by Subtenant under this Sublease. Neither party shall have any liability to the other for any termination or cancellation of this Sublease as a result of Master Landlord’s failure or refusal to consent to this Sublease despite such efforts by the parties hereto, unless such party by its willful act caused Master Landlord to refuse to timely consent to this Sublease.

(b) Sublease Term. This Sublease shall be for a term (the “Sublease Term”) commencing upon the date (the “Commencement Date”) that the Subleased Premises is delivered to Subtenant in the Delivery Condition (as defined below) and ending on the day immediately preceding the date which is thirty (30) months following the Commencement Date (the “Expiration Date”) or any earlier date on which this Sublease is terminated earlier in accordance with its terms; provided, however, that in no event shall the Sublease Term extend beyond the term of the Master Lease Agreement. Sublandlord anticipates delivering the Subleased Premises to Subtenant in the Delivery Condition on August 30, 2019 (the “Anticipated Commencement Date”). Notwithstanding anything herein to the contrary, if Sublandlord does not deliver possession of the Subleased Premises to Subtenant on or before the Anticipated Commencement Date set forth above in the Delivery Condition, then this Sublease shall not terminate and Sublandlord will have no liability for such failure to deliver the Subleased Premises to Subtenant; provided, however, that the Commencement Date shall be delayed until the date that Sublandlord delivers the Subleased Premises in the Delivery Condition; provided further, that in the event the delivery of the Subleased Premises does not occur on or before the date that is forty-five (45) days after the Anticipated Commencement Date, Subtenant may terminate this Sublease by giving written notice thereof to Sublandlord at any time prior to the delivery of the Subleased Premises, and Sublandlord shall return to Subtenant any amounts delivered by Subtenant under this Sublease. As used herein, the term “Delivery Condition” shall mean that each of the following shall have occurred: (i) Sublandlord shall have delivered occupancy of the Subleased Premises to Subtenant without Sublandlord’s occupants therein, (ii) the alterations to the Subleased Premises as set forth on Exhibit A-2 attached hereto shall be complete, (iii) the Subleased Premises shall be free and clear of trash and debris, and free and clear of Sublandlord’s personal property, except for the cubicles, chairs, private office furniture, lab casework, cabling and IT and AV equipment identified on Exhibit C (collectively, the “FF&E”), (iv) the Subleased Premises shall be in good condition and repair and compliance with laws, and the Building Systems serving the same, shall be in a good and operational condition, and (v) Subtenant shall have received a temporary certificate of occupancy. Sublandlord shall deliver the Subleased Premises to Subtenant promptly upon Master Landlord’s delivery of the same to Sublandlord. Subject to subsection (c) below, in no event shall Subtenant enter any portion of the Subleased Premises until Master Landlord’s Consent has been received by Sublandlord. Upon Sublandlord’s delivery of the Subleased Premises to Subtenant, Sublandlord and Subtenant shall complete and execute the Sublease Commencement Agreement attached hereto as Exhibit B, confirming, among other things, the Commencement Date and Expiration Date for the Subleased Premises. Subtenant shall have no right whatsoever pursuant to this Sublease to extend the Sublease Term for any portion of the Subleased Premises (including but not limited to the Extension Right of Sublandlord pursuant to Section 40 of the Master Lease Agreement), and Subtenant acknowledges and agrees that this Sublease does not incorporate by reference or include any right of Sublandlord in the Master Lease Agreement to extend the term of the Master Lease Agreement. Sublandlord shall not cause a Tenant Delay to occur under Exhibit C of the Master Lease Agreement.

(c) Option Term. At least twelve (12) months, but not more than fifteen (15) months, prior to the Expiration Date, Sublandlord and Subtenant shall discuss in good faith and may mutually agree to an extension of the Sublease Term of six (6) months.

3. Delivery and Condition.

(a) As-Is. Sublandlord shall deliver the Subleased Premises to Subtenant on the Commencement Date in an “AS IS, WHERE IS” condition, except that Sublandlord shall deliver the Subleased Premises in the Delivery Condition. Except for the representations set forth herein, Subtenant acknowledges that Sublandlord has made no representations of any kind in connection with improvements or physical conditions on, or bearing on, the use of the Subleased Premises and that Sublandlord shall have no obligation whatsoever to perform any improvements or alterations to the Subleased Premises or provide Subtenant with any improvement allowance with respect to the Subleased Premises.

(b) FF&E. Notwithstanding anything to the contrary contained in this Sublease, during the Sublease Term Sublandlord shall provide, and shall permit Subtenant to use, the FF&E. Subtenant shall accept the FF&E in its presently existing, “AS-IS, WHERE-IS, WITH ALL FAULTS” condition, and Subtenant shall be responsible, at its sole cost and expense, for all maintenance and repair of the FF&E, normal wear and tear and casualty excepted. Subtenant shall pay to Sublandlord a monthly fee of thirty cents ($0.30) per square foot during the Sublease Term for the use of the FF&E (the “FF&E Charges”). Upon the expiration or earlier termination of the Sublease Term, Subtenant shall surrender possession of the FF&E to Sublandlord in as good order and condition as when Subtenant took possession of the FF&E, reasonable wear and tear and casualty excepted; provided, however, in the event any items of the FF&E are missing or damaged, Subtenant, at its sole cost and expense, shall replace or repair (as applicable) such items of the FF&E. Sublandlord shall have no liability to Subtenant of any kind under any circumstances arising out of or in connection with the FF&E or Subtenant’s use thereof. Subtenant hereby releases Sublandlord from and against any and all claims, damages, costs, expenses and liabilities arising out of or in connection with the FF&E, and/or Subtenant’s use thereof, including, without limitation, any taxes with respect to the FF&E and/or Subtenant’s use thereof, and any related interest and penalties resulting from late payment by Subtenant thereof (collectively, “FF&E Claims”), and Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all FF&E Claims accruing on and after the Execution Date.

4. Rent.

(a) Base Rent. Subtenant shall pay to Sublandlord base rent (the “Base Rent”) for each of the first twelve (12) months of the Sublease Term in the amount of One Hundred Seven Thousand, Four Hundred Twenty-Six Dollars and 00/100 ($107,426.00) per month. Subtenant shall pay to Sublandlord the Base Rent in equal monthly installments on or before the first day of each month during the Sublease Term. Subtenant shall pay to Sublandlord on the Commencement Date, the first month’s installment of the Base Rent and an amount equal to the Security Deposit (as defined in Section 19 herein). Base Rent shall increase on each annual anniversary of the Commencement Date during the Sublease Term (each, an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by three percent (3%) and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent shall be payable to Sublandlord’s address set forth in Section 22(a) below, or at such other place as Sublandlord designates in writing, without any prior notice or demand and without any deductions or setoff whatsoever.

(b) Additional Rent. All sums due from Subtenant to Sublandlord or to any third party under the terms of this Sublease (other than Base Rent) shall be additional rent (“Additional Rent”), including, without limitation, the FF&E Charges and any charges, as they relate to the Subleased Premises during the Sublease Term, that are billed to Sublandlord by Master Landlord or a third party other than costs under Exhibit C of the Master Lease Agreement or charges (such as late charges) assessed as a result of Sublandlord’s requests for special services not requested by Subtenant or costs or Sublandlord’s failure to comply with the Master Lease Agreement, unless such failure was caused by Subtenant. Subtenant shall be responsible for paying, as Additional Rent, Subtenant’s Share of the charges for “Operating Expenses,” as defined in Section 5 of the Master Lease Agreement, and “Taxes,” as defined in Section 9 of the Master Lease Agreement. As used herein, Subtenant’s Share of Operating Expenses for the Building shall be the rentable square footage of the Subleased Premises divided by the rentable square footage of the Building, and is estimated to be 9.24%, subject to adjustment pursuant to Section 5 of the Master Lease Agreement. All Additional Rent that is payable to Sublandlord shall be paid at the time and place provided herein for payment of Base Rent, except as otherwise provided in this Sublease or instructed by Sublandlord in writing or set forth in the Master Lease Agreement. Sublandlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent, Additional Rent and any other sums due hereunder from Subtenant are sometimes referred to in this Sublease as “Rent”. Any time Rent abates under the Master Lease Agreement, Rent otherwise required to be paid to Sublandlord under this Sublease (and not waived hereunder) shall abate proportionally to the extent Subtenant is prevented from, and does not actually use the Subleased Premises as set forth in the Master Lease Agreement, as incorporated herein. Subtenant shall be entitled to all credits, if any, given by Master Landlord to Sublandlord for Sublandlord’s overpayment of such amounts, to the extent that such payments relate to the Subleased Premises. Upon Subtenant’s reasonable request and at Subtenant’s expense, Sublandlord shall exercise its right to audit Operating Expenses under Section 5 of the Master Lease Agreement and share the results with Subtenant.

(c) Late Charge; Interest. If Subtenant fails to pay any Rent within five (5) days of the date when due, Subtenant shall pay a late charge and interest thereon in accordance with terms of Section 21 of the Master Lease Agreement, as incorporated herein, which are incorporated herein by this reference. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction of past due Rent. Subtenant’s covenant to pay Rent is independent of every other covenant in this Sublease.

5. Compliance with Laws; Use. The Subleased Premises shall be used for general office, laboratory research and development uses and all other uses as approved by the City of South San Francisco, which are consistent with the character of the Project and otherwise in compliance with the terms of the Master Lease Agreement. Following the Commencement Date, Subtenant and its employees, agents, contractors and invitees (the “Subtenant Controlled Parties”) shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, including, without limitation, all applicable federal, state and local Laws (as defined below) or regulations governing protection of, or damage to the environment, or the treatment, storage or disposal of hazardous materials (collectively referred to as “Laws”), regarding the operation of Subtenant’s business and Subtenant’s particular use of the Subleased Premises. In addition to the foregoing, following the Commencement Date, Subtenant shall comply with the terms of Sections 7 and 30 and Exhibit E of the Master Lease Agreement, which are incorporated herein by this reference on the terms set forth in Section 16(b). Subtenant shall be permitted to store, use and dispose of, in compliance with all applicable Laws, the hazardous materials in the types and quantities identified on Exhibit D attached hereto.

6. Services. Subtenant shall be responsible for the payment of all water, sewer, gas, electricity and other Utilities and utility-type services furnished by Master Landlord to the Subleased Premises pursuant to Section 11 of the Master Lease Agreement. Sublandlord shall also provide, and Subtenant shall also be responsible for the payment of the actual, reasonable, out-of- pocket costs of providing, all maintenance of all autoclaves and glass washing equipment in the Shared Areas, standard shipping and receiving services, and certain security services furnished by Sublandlord to the Subleased Premises and the Shared Areas as described in more detail on the security plan attached hereto as Exhibit E (provided Subtenant shall only be required to pay its pro rata share of services to the Shared Areas based on the ratio of the rentable square footage of the Subleased Premises to the rentable square footage of the Premises (“Subtenant’s Pro Rata Share”)). For the avoidance of doubt, the security plan lists responsibilities of both Sublandlord and Master Landlord; Sublandlord shall only be responsible for the provision of security services that are expressly identified as the responsibility of Sublandlord. Subject to Subtenant’s consent, which shall not be unreasonably withheld or delayed, Sublandlord may modify or add to the security plan from time to time and will notify Subtenant in writing of any such changes to the security plan. Notwithstanding the foregoing, Subtenant’s consent shall not be required to any non-material modifications or additions to the security plan. Subtenant shall be responsible for payment of Subtenant’s Pro Rata Share of such security services provided by Sublandlord. Sublandlord will also provide janitorial and maintenance services to the Shared Areas located on the 3rd Floor and Subtenant shall be responsible for Subtenant’s Pro Rata Share of such services. Sublandlord may elect to provide additional services to the Subleased Premises requested by Subtenant in its sole discretion. Sublandlord shall provide Subtenant with an invoice for any services furnished by Sublandlord or billed directly to Sublandlord by Master Landlord or a third- party provider, which invoice shall be paid by Subtenant, as Additional Rent, within thirty (30) days after receipt of such invoice. Subtenant shall contract directly with or otherwise obtain services not provided by Master Landlord or Sublandlord for the Subleased Premises at Subtenant’s sole expense. Except as provided otherwise in this Section 6, in no event shall Sublandlord be obligated to provide any such services directly to Subtenant.

7. Maintenance and Repairs. Sublandlord shall be responsible, pursuant to the terms of the Sublease, and without reimbursement from Subtenant (except to the extent otherwise provided hereinbelow), for the maintenance and repair obligations of the “Tenant” under the Master Lease Agreement. Subtenant acknowledges and agrees that Master Landlord shall be responsible for the maintenance and repair obligations of the “Landlord” under the Master Lease. Subtenant hereby recognizes and agrees that all acknowledgements, reservations of rights, limitations on and waivers of liability, and rights to notice in favor of “Landlord,” all as contained in Section 13 of the Master Lease Agreement, are incorporated into this Sublease in favor of Master Landlord and Sublandlord, as if the same were restated in this Sublease by Subtenant with respect to the Subleased Premises; however, the first grammatical sentence of Section 13 of the Master Lease Agreement, and the provisions of Sections 14 and 41(p) of the Master Lease Agreement, are not incorporated into this Sublease. In no event shall Sublandlord be obligated to undertake any maintenance and repair obligations that are otherwise the responsibility of Master Landlord under the Master Lease. Notwithstanding anything to the contrary contained herein, if any maintenance or repairs are required to be made to the Premises, the Building or the Project (including, without limitation, the Building Systems) due to the negligence of Subtenant or any of Subtenant’s agents, servants, employees, invitees or subcontractors, then Sublandlord (or Master Landlord, as the case may be) shall perform such maintenance or repairs at Subtenant’s sole cost and expense (except to the extent covered by insurance proceeds recovered by such party), which shall be paid by Subtenant, as Additional Rent, within ten (10) business days after receipt of an invoice.

8. Subtenant Improvements; Repairs and Alterations. Any alterations, additions or improvements to the Subleased Premises by or for Subtenant (collectively referred to as “Alterations”) shall require the prior written consent of Sublandlord and Master Landlord to the extent required under Section 12 of the Master Lease Agreement, and shall be made in accordance with Section 12 of the Master Lease Agreement, which is incorporated herein by this reference (provided, however, that all references therein to “Tenant” and “Premises” shall mean “Subtenant” and the “Subleased Premises”, respectively, and all references therein to “Landlord” shall mean “Sublandlord” and “Master Landlord”) and otherwise on the terms set forth in Section 16(b). Subject to any consent rights of Master Landlord pursuant to the terms of the Master Lease Agreement, Subtenant shall have the right to select the contractors, subcontractors, engineers and architects of its choice to perform Subtenant’s Alterations to the Subleased Premises. Subtenant shall be solely responsible for the planning, construction and completion of any Alterations at Subtenant’s sole cost and expense. Subtenant shall make all payments for Alterations in a timely manner so as not to permit any mechanic’s or other liens to be placed upon the Subleased Premises in connection with any Alterations. Subtenant shall fully discharge any such lien within fifteen (15) days after it first becomes aware of the same. Subtenant shall not damage or deface the furnishings, walls, floors, ceilings or other portions of the Subleased Premises. Any damage to the Subleased Premises caused by Subtenant or a Subtenant Controlled Party shall be promptly repaired by Subtenant, to Sublandlord’s reasonable satisfaction, at Subtenant’s sole cost and expense. In the event that, at Subtenant’s request, Sublandlord performs or constructs any Alterations on behalf of Subtenant, including, if any, any Alterations identified on Exhibit A-2 as Alterations to be constructed by Sublandlord, Subtenant shall be responsible for all associated costs and expenses and shall pay to Sublandlord a commercially reasonable fee for Sublandlord’s supervision of the Alterations in the amount of three percent (3%) of the total cost of such Alterations. Except as otherwise mutually agreed to in writing between the parties, Subtenant shall, at Subtenant’s sole cost and expense, remove any Alterations to the Subleased Premises from the Subleased Premises following the Expiration Date or earlier termination of this Sublease, provided that Subtenant repairs any damage resulting from such removal. In the event that, pursuant to the preceding sentence, Subtenant is required to remove any Installations (as defined in the Master Lease Agreement) that are not Removable Installations (as defined in the Master Lease Agreement), Subtenant shall be responsible for obtaining Master Landlord’s consent thereto and for paying any amounts owed to Master Landlord resulting from such removal. In the event that Subtenant receives Sublandlord’s prior written consent to leave any Alterations on the Subleased Premises following the Expiration Date or earlier termination of this Sublease, Subtenant may do so provided that Sublandlord receives a written waiver from Master Landlord of its surrender obligations set forth in Section 28 of the Master Lease Agreement with respect to such Alterations (a “Surrender Restoration Waiver”). If a Surrender Restoration Waiver is not obtained, then Subtenant shall, prior to the Expiration Date, promptly remove any Alterations or Installations (as defined in the Master Lease Agreement) installed by or on behalf of Subtenant in the Subleased Premises to the extent required by Master Landlord at Subtenant’s sole cost and expense and repair any damage to the Subleased Premises caused by such removal. For the avoidance of doubt, Subtenant shall not be required to restore any improvements to be provided by Master Landlord prior to the Commencement Date and such improvements shall not be considered “Alterations”.

9. Entry by Sublandlord or Master Landlord. Sublandlord or Master Landlord may enter the Subleased Premises at any time during the Sublease Term to inspect (in accordance with Section 32 of the Master Lease Agreement, which is incorporated herein by this reference, provided, however, that all references therein to “Tenant” and “Premises” shall mean “Subtenant” and the “Subleased Premises”, respectively and all references therein to “Landlord” shall mean “Sublandlord” and “Master Landlord”, and otherwise on the terms set forth in Section 16(b)) the Subleased Premises, or to make repairs to the Subleased Premises to the extent permitted under Section 16(f) of this Sublease. Subtenant acknowledges that any prior notice of entry into the Subleased Premises may be given by electronic mail subject to confirmation of receipt.

10. Assignment and Subletting. Subtenant shall not assign, sublease, transfer or encumber any interest in this Sublease or allow any third party to use any portion of the Subleased Premises (collectively or individually, a “Transfer”), without the prior written consent of Sublandlord, which consent may be granted or withheld in Sublandlord’s reasonable discretion, and the prior written consent of Master Landlord. For the avoidance of doubt, in addition to the reason provided under Section 22(b) of the Master Lease Agreement, as incorporated herein, it shall be reasonable for Sublandlord to refuse consent if, in Sublandlord’s sole discretion: (i) the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (ii) the proposed assignee or subtenant is a competitor of Sublandlord; (iii) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then a subtenant of Sublandlord; or (iv) the proposed assignee or subtenant is an entity with whom Sublandlord is negotiating to sublease space within the Premises. If Subtenant desires to Transfer its interests under this Sublease, or any portion thereof, Subtenant shall request Sublandlord’s consent to such Transfer in writing at least ninety (90) days prior to the effective date of such

Transfer. If Subtenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Sublease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Sublease, shall be deemed a Transfer requiring the consent of Sublandlord as provided in this Section 10. Any Transfer or attempted Transfer without the consent of Sublandlord and Master Landlord shall be a default by Subtenant and, in addition to any other rights and remedies, shall entitle Sublandlord to terminate this Sublease or recapture the portion of the Subleased Premises which is the subject of such Transfer or attempted Transfer. Notwithstanding the foregoing, Sublandlord’s consent shall not be required to a Control Permitted Assignment or a Corporate Permitted Assignment as such terms are defined in Section 22(b) of the Master Lease Agreement, as incorporated herein, if Subtenant, following such transfer, would otherwise meet the requirements of a Control Permitted Assignment or a Corporate Permitted Assignment, as applicable, as provided in Section 22(b) of the Master Lease Agreement, as incorporated herein.

11. Indemnity and Waiver of Claims. Without in any way limiting the applicability or terms of any indemnities found in the Master Lease Agreement and incorporated into this Sublease by reference as covenants between Sublandlord and Subtenant, subject to the terms of the waiver of subrogation in Section 17 of the Master Lease Agreement, as incorporated into this Sublease, except to the extent caused by the negligence or willful misconduct of Sublandlord or any of its owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders (“Sublandlord Related Parties”) or Landlord Parties, or to the extent caused by Sublandlord’s or Master Landlord’s default in its obligations under this Sublease or the Master Lease Agreement, which default by Sublandlord is not the result of Subtenant’s default in Subtenant’s obligations pursuant to this Sublease, Subtenant shall indemnify, defend and hold Sublandlord and the Sublandlord Related Parties harmless from and against all liabilities, damages, claims, and expenses, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Sublandlord or any of Sublandlord Related Parties, arising directly or indirectly out of use or occupancy of the Subleased Premises by Subtenant or a breach or default by Subtenant in the performance of any of its obligations hereunder. Subtenant hereby waives all claims against Sublandlord and Sublandlord Related Parties for (a) any damage to person or property (or resulting from the loss of use thereof), except to the extent caused by the negligence or willful misconduct of Sublandlord or any Sublandlord Related Party, or to the extent caused by Sublandlord’s default in its obligations under this Sublease, and (b) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Notwithstanding anything to the contrary in this Section 11, but subject to the terms of the waiver of subrogation in Section 17 of the Master Lease Agreement which are incorporated by reference herein pursuant to Section 16 hereof, Sublandlord shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Subtenant from, all damages, liabilities, losses, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Sublandlord or Sublandlord Related Parties or any breach by Sublandlord of Sublandlord’s obligations pursuant to this Sublease or a breach by Sublandlord of Sublandlord’s obligations pursuant to the Master Lease Agreement, to the extent that breach is not a result of a default by Subtenant of Subtenant’s obligations hereunder. Notwithstanding any provision in this Sublease to the contrary, neither Sublandlord nor any Sublandlord Related Parties, nor Master Landlord nor any of its owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders, shall be liable for (and Subtenant hereby waives any claims for) any injury or damage to, or interference with, Subtenant’s business, including loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage. Notwithstanding any provision in this Sublease to the contrary, in no event shall any personal liability be asserted against any Sublandlord Related Party in connection with this Sublease nor shall any recourse be had against any property or assets of any Sublandlord Related Party. Under no circumstances shall any Sublandlord Related Party be liable for injury to Subtenant’s business or for any loss of income or profit therefrom.

12. Insurance. The provisions of Section 17 of the Master Lease Agreement pertaining to insurance shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, the term “Tenant” in Section 17 of the Master Lease Agreement shall be deemed to mean Subtenant and the term “Landlord” shall be deemed to mean Master Landlord (except that the release and waiver of subrogation in the fourth paragraph shall also apply as between Sublandlord and Subtenant, as well as between Sublandlord and Subtenant) and the term “Premises” shall mean the “Subleased Premises”, except that all policies of liability insurance required to be maintained by Subtenant hereunder and thereunder shall name Sublandlord and Master Landlord as additional named insureds and all notices related to such insurance and all evidence of such policies shall be delivered to Sublandlord and Master Landlord. The form of insurance certificate to be provided by Sublandlord shall be subject to approval by Sublandlord and Master Landlord.

13. Damage or Destruction and Condemnation. The provisions of Sections 18 and 19 of the Master Lease Agreement pertaining to damage or destruction and condemnation, respectively, shall be incorporated into this Sublease, subject to the following terms. For purposes of this Sublease, the term “Tenant” in Sections 18 and 19 of the Master Lease Agreement shall be deemed to mean Subtenant and the term “Landlord” therein shall be deemed to mean Master Landlord and the term “Premises” shall mean the “Subleased Premises”; provided, however, if any notices are delivered to Sublandlord directly by Master Landlord, then Sublandlord shall deliver those notices to Subtenant as soon as reasonably practicable thereafter. In no event shall Sublandlord have any obligation to Subtenant to restore the Subleased Premises if damaged, destroyed or condemned as described in Sections 18 and 19 of the Master Lease Agreement except for improvements existing in the Subleased Premises as of the Commencement Date to the extent Sublandlord is required to restore the same under the Master Lease Agreement. If Sublandlord terminates the Master Lease Agreement as a result of such casualty pursuant to its terms, then Sublandlord shall be entitled to terminate this Sublease in its entirety or with respect to the portion of the Subleased Premises affected by such casualty; and, if Sublandlord does not exercise such right of termination, then Subtenant shall be entitled to terminate this Sublease with respect to the portion of the Subleased Premises affected by such casualty as provided in Section 18 of the Master Lease Agreement, as incorporated herein.

14. Events of Default. The occurrence of any of the following shall constitute a material breach of this Sublease and a Default by Subtenant: (i) Subtenant’s failure to pay Rent or any other amount within three (3) days of the date of Sublandlord’s notice of default (which notice only need be given twice in any twelve (12) month period); (ii) Subtenant’s vacation of the Subleased Premises for a period of ten (10) business days or more while in default under this Sublease; (iii) all those items of default set forth in the Master Lease Agreement where the obligation is incorporated in this Sublease, including, without limitation, the Defaults listed in Section 20 of the Master Lease Agreement, which remain uncured after the cure period provided in the Master Lease Agreement as such cure period is adjusted pursuant to Section 16(a) of this Sublease; or (iv) Subtenant’s failure to perform any other term, provision or covenant of this Sublease, which failure remains uncured after thirty (30) days written notice thereof, or if such failure is not susceptible of cure within thirty (30) days, such additional time as reasonably required for such cure (not to exceed ninety (90) days in any event) provided Subtenant commences such cure within said thirty (30) day period and diligently prosecutes such cure to completion.

15. Remedies. Upon any default by Subtenant under the terms of this Sublease, beyond any applicable notice and cure period, Sublandlord shall have the remedies set forth in Section 21 of the Master Lease Agreement (which rights are hereby incorporated by reference into the terms of this Sublease on the terms set forth in Section 16(b)) as if Sublandlord is Master Landlord, including, without limitation, the right to terminate this Sublease, in which case Subtenant shall immediately surrender the Subleased Premises to Sublandlord. If Subtenant fails to surrender the Subleased Premises, Sublandlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Subleased Premises. In addition to the right to terminate this Sublease and collect damages, Sublandlord shall have the right to pursue any other remedy provided under the Master Lease Agreement or that is now or hereafter available at Law or in equity, subject to any limitations otherwise expressly set forth in this Sublease.

16. Master Lease Agreement.

(a) Subtenant takes possession of the Subleased Premises, and enters into this Sublease, subject and subordinate to all of the terms, covenants, conditions, and restrictions of the Master Lease, except as otherwise expressly provided for herein. Neither Sublandlord nor Subtenant shall cause a breach of any of the terms, covenants, conditions, and restrictions contained in the Master Lease or the Sublease. Sublandlord shall not modify or amend the Master Lease in a manner that would either: (i) change the Sublease Term, Base Rent or other economic terms or Permitted Use set forth in this Sublease, (ii) modify the events of default pursuant to this Sublease, or (iii) have an adverse impact on Subtenant’s use of or operations at the Subleased Premises or Shared Areas or increase Subtenant’s obligations under this Sublease without Subtenant’s prior written consent and Sublandlord shall use reasonable efforts to avoid unreasonably interfering with Subtenant’s use of the Subleased Premises or Shared Areas. With respect to any obligation of Subtenant to be performed under this Sublease, wherever the Master Lease grants to Sublandlord a specified number of days after notice or other time condition to perform its corresponding obligation under the Master Lease (excluding the payment of Rent), Subtenant shall have one-third fewer days (rounded to the nearest whole day) to perform the obligation (by way of example only, Subtenant shall have 10 fewer days to perform an obligation to be performed in 30 days, and shall have 2 fewer days to perform an obligation to be performed in 5 days), including without limitation curing any defaults. Any default notice or other notice of any obligations (including any billing or invoice for any Rent or any other expense or charge due under the Master Lease) from Master Landlord which is received by Subtenant (whether directly or as a result of being forwarded by Sublandlord) shall constitute such notice from Sublandlord to Subtenant under this Sublease without the need for any additional notice from Sublandlord. Any notice of default delivered to Subtenant hereunder shall state the applicable cure period for the default described therein.

(b) It is expressly understood, acknowledged and agreed by Subtenant and Sublandlord that all of the other terms, conditions and covenants of this Sublease shall be those stated in the Master Lease except as provided below in this Section 16(b). The parties shall be subject to, bound by and comply with all of said Articles and Sections of the Master Lease with respect to the Subleased Premises and shall satisfy all applicable terms and conditions of the Master Lease for the benefit of Sublandlord and Master Landlord, it being understood and agreed that wherever in the Master Lease the word “Tenant” appears, for the purposes of this Sublease, the word “Subtenant” shall be substituted, wherever the word “Landlord” appears, for the purposes of this Sublease, the word “Sublandlord” shall be substituted and wherever the word “Premises” appears, for the purposes of this Sublease, the word “Subleased Premises” shall be substituted and wherever the words “Base Term” or “Term” appear, for the purposes of this Sublease, the word “Sublease Term” shall be substituted and wherever that word “Lease” appears, for the purposes of this Sublease, the word “Sublease” shall be substituted, and references in the Master Lease Agreement to the Base Rent or Rent shall mean the Base Rent or Rent under this Sublease. In the event of any conflict between this Sublease, on the one hand, and the Master Lease, on the other hand, the terms of this Sublease shall control as between Sublandlord and Subtenant. Whenever the provisions of the Master Lease incorporated as provisions of this Sublease require the written consent of Master Landlord, said provisions shall be construed to require the written consent of Master Landlord and Sublandlord. Wherever the provisions of the Master Lease incorporated as provisions of this Sublease require the indemnification of Master Landlord, said provisions shall be construed to require the indemnification of Master Landlord and Sublandlord (and their respective owners, partners, principals, members, trustees, officers, directors, shareholders, agents, employees and lenders). Subtenant hereby acknowledges that it has read and is familiar with all the terms of the Master Lease. In addition to any other provisions contained in this Sublease which specifically state that certain provisions of the Master Lease are not incorporated into this Sublease or are otherwise modified as described in such other provisions, the terms and provisions of the following Sections and portions of the Master Lease are not incorporated into this Sublease or are modified as provided for below: the definition of “Premises,” “Base Rent,” “Security Deposit,” “Base Term,” “Tenant’s Share of Operating Expenses of Building,” “Rentable Area of Premises,” “Target Commencement Date,” “Rent Adjustment Percentage” “Address for Rent Payment,” “Landlord’s Notice Address,” and “Tenant’s Notice Address”, as the same appear on the first two pages of the Master Lease Agreement, are not a part of this Sublease; Section 2, Section 3, Section 4, the first sentence of the second paragraph of Section 7, the first four grammatical sentences of Section 9, Section 35, Sections 36(B) and (C), the second grammatical paragraph of Section 38, Section 39, Section 40, Section 41(a), Section 41(p) and Section 41(q), and Exhibits A and C (except Section 6 of Exhibit C, which will apply to Subtenant’s early access to install cabling and equipment, subject to the terms thereof, except that in the first grammatical sentence of Section 6 of Exhibit C “20 days” shall be substituted for “30 days”) and the First Amendment to Lease, all of the Master Lease Agreement, are not part of (and are not incorporated into) this Sublease; the references to “Landlord” in Section 26 of the Master Lease Agreement shall be deemed to mean “Master Landlord” and “Sublandlord”; the references to “Landlord” in the fifth grammatical sentence of Section 11 and Section 28 of the Master Lease Agreement shall be deemed to mean “Master Landlord” and “Sublandlord”; the references to “Landlord” in the first paragraph of Section 38 of the Master Lease Agreement shall be deemed to mean “Master Landlord” and “Sublandlord”; and the references to “Landlord” in the following sections shall mean “Master Landlord”: Section 5 (the second and third paragraphs) and the third grammatical sentence of Section 11.

(c) Except as otherwise expressly provided in this Sublease, Sublandlord shall perform its covenants and obligations under the Master Lease which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord. Notwithstanding anything to the contrary herein, Subtenant does not assume and shall have no obligation to satisfy (i) Sublandlord’s rental and security deposit obligations to Master Landlord, (ii) Sublandlord’s indemnity obligations, including, without limitation, with respect to hazardous substances, as such indemnity obligations pertain to the acts or omissions of Sublandlord and Sublandlord’s agents, employees, contractors, invitees, assignees or sublessees prior to the Sublease Term or Subtenant’s access to the Subleased Premises, (iii) Sublandlord’s maintenance and repair obligations with respect to the term of the Master Lease before the Commencement Date hereof or Subtenant’s access to the Subleased Premises before the Sublease Term, and (iv) Sublandlord’s surrender and restoration obligations with respect to any alterations, additions and improvements existing in the Subleased Premises prior to the Commencement Date. In the event of any default or failure of Master Landlord to perform its duties and obligations under the Master Lease Agreement, including for the benefit of Subtenant, Sublandlord agrees that it will, upon notice from Subtenant, make demand upon Master Landlord, as applicable, to perform its obligations under the Master Lease Agreement and, provided that Subtenant agrees to pay all reasonable costs and expenses of Sublandlord and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Master Lease and/or Sublease. So long as Subtenant is not in default of its obligations hereunder (beyond applicable notice and cure periods), Subtenant’s quiet and peaceable enjoyment of the Subleased Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.

(d) Sublandlord shall not be deemed to have made any representation made by Master Landlord in the Master Lease. Moreover, except as otherwise provided herein to the contrary, Sublandlord shall not be obligated:

(i) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide;

(ii) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make; or

(iii) to comply with any Laws or requirements of public authorities with which Master Landlord has agreed in the Master Lease to comply (all the foregoing being herein called the “Building Services”); and Sublandlord shall have no liability to Subtenant on account of any failure of Master Landlord to do so, or on account of any failure by Master Landlord to observe or perform any of the terms, covenants or conditions of the Master Lease required to be observed or performed by Master Landlord; provided that Sublandlord agrees to use good faith efforts to enforce, on Subtenant’s behalf, Master Landlord’s obligations under the Master Lease, provided that, except as expressly provided in subpart (c) above, in no event shall Sublandlord be required to initiate any legal proceedings or incur any expense or liability in connection with such efforts;

(iv) provided that, Sublandlord shall cooperate with Subtenant in Subtenant’s efforts to enforce the obligations of Master Landlord set forth in the preceding subsections (i)-(iii) to the extent such obligations are applicable to the Subleased Premises.

(e) Notwithstanding the foregoing, Sublandlord grants to Subtenant the right to receive all of the services and benefits with respect to the Subleased Premises that are to be provided by Master Landlord under the Master Lease.

(f) If (i) Subtenant shall fail to perform any of its obligations hereunder and such failure shall continue beyond any cure period provided for herein, or (ii) Master Landlord shall give any notice of failure or default under the Master Lease arising out of any failure by Subtenant to perform any of its obligations hereunder, then, in any such case, Sublandlord shall have the right (but not the obligation) to perform or endeavor to perform such obligation, at Subtenant’s expense, and Subtenant shall, within ten (10) days of Sublandlord’s demands from time to time, reimburse Sublandlord for all costs and expenses incurred by Sublandlord in doing so as Rent.

(g) Subtenant shall promptly execute, acknowledge and deliver to Sublandlord, any certificate or other document evidencing the status of this Sublease or subordination of this Sublease to the Master Lease, that Sublandlord or Master Landlord may reasonably request, in accordance with Sections 23 and 27 of the Master Lease, which are (except as expressly provided in Section 16(b) above) incorporated herein by this reference (provided, however, the terms “Tenant” and “Landlord” shall be deemed to mean “Subtenant” and the “Sublandlord,” respectively) and subject to the terms of Section 16(b).

(h) Sublandlord warrants to Subtenant that (i) Sublandlord has delivered to Subtenant a complete copy of the Master Lease Agreement; (ii) the Master Lease Agreement is, as of the date of this Sublease, in full force and effect; (iii) no event of default by Sublandlord and, to Sublandlord’s knowledge, no event of default by Master Landlord has occurred under and is continuing under the Master Lease Agreement nor has any event occurred and is continuing that would constitute an event of default by Sublandlord under the Master Lease Agreement nor, to Sublandlord’s knowledge, has any event occurred and is continuing that would constitute an event of default by Master Landlord under the Master Lease Agreement, but for the requirement of the giving of notice and the expiration of the period of time to cure; and (iv) Sublandlord has not subleased (other than pursuant to this Sublease) or encumbered the Subleased Premises or assigned the Master Lease.

(i) Sublandlord shall fully perform all of its obligations under the Master Lease to the extent Subtenant has not expressly agreed to perform such obligations under this Sublease. In the event, however, that Sublandlord defaults in the performance or observance of any of Sublandlord’s remaining obligations under the Master Lease Agreement or fails to perform Sublandlord’s stated obligations under this Sublease, within the notice and cure period set forth in Section 31 of the Master Lease Agreement, as incorporated herein, then Subtenant shall be entitled to cure such default and promptly collect from Sublandlord Subtenant’s reasonable expenses in so doing (including, without limitation, reasonable attorneys’ fees), or, at Subtenant’s option, to offset such reasonable expenses against all future payments of rent due under this Sublease. Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Master Lease Agreement or with any applicable governmental law, regulation or order. Sublandlord shall promptly send to Subtenant copies of all notices and other communications it receives from Master Landlord that relate to the Subleased Premises. Sublandlord, with respect to the obligations of Master Landlord under the Master Lease, shall use Sublandlord’s diligent good faith efforts to cause such obligations for the benefit of Subtenant. Such diligent good faith efforts shall include, without limitation, upon Subtenant’s written request, immediately notifying Master Landlord of its nonperformance, and requesting that Master Landlord perform its obligations.

(j) Sublandlord shall not terminate or take any actions giving rise to a termination right under the Master Lease Agreement, amend or waive any provisions under the Master Lease Agreement or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease Agreement that adversely affects Subtenant’s use of the Subleased Premises or Shared Areas or increase Subtenant’s costs without, in each instance, Subtenant’s prior written consent.

17. Surrender of Subleased Premises. At the expiration or earlier termination of this Sublease, if no Surrender Restoration Waiver has been delivered to Sublandlord, then Subtenant shall promptly remove from the Subleased Premises (a) any Alterations that are required to be removed pursuant to Section 8 of this Sublease, (b) any other improvements, alterations or fixtures in the Subleased Premises that are required to be removed at the expiration of the term of the Master Lease pursuant to the terms therein, and that were installed by or for Subtenant, and (c) Subtenant’s personal property, including, without limitation, any property that would be considered “Tenant’s Property” pursuant to the terms of the Master Lease, and quit and surrender the Subleased Premises to Sublandlord, broom clean, and in as good order, condition and repair as received, ordinary wear and tear and repairs that are not Subtenant’s responsibility hereunder excepted and otherwise in accordance with the terms of Section 28 of the Master Lease, as incorporated herein. If Subtenant fails to remove any Alterations, Installations, improvements or fixtures that are required to be removed, or any Subtenant’s personal property, within five (5) days after the termination of this Sublease, Sublandlord, at Subtenant’s sole cost and expense, shall be entitled (but not obligated) to remove such Alterations, Installations, Tenant’s Property, improvements and/or fixtures and/or remove, store or dispose of Subtenant’s personal property. Sublandlord shall not be responsible for the value, preservation or safekeeping of Subtenant’s personal property.

18. Holding Over. Subtenant shall have no right to holdover in the Subleased Premises pursuant to this Sublease as of the Expiration Date or earlier termination of this Sublease. If Subtenant does not surrender and vacate the Subleased Premises as and when provided for herein, Subtenant shall be a tenant at sufferance, and the parties agree that the Base Rent during such holdover period shall be equal to one hundred and fifty percent (150%) of any Base Rent in effect during the last thirty (30) days of the Sublease Term, plus (in either instance) all Additional Rent payable hereunder. No holding over by Subtenant shall operate to extend the Sublease Term. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord, if Subtenant fails to surrender the Subleased Premises upon the Expiration Date, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall be liable to Sublandlord for any obligations imposed pursuant to Section 8 of the Master Lease, as incorporated herein, as a result of such holding over, and Subtenant shall be responsible for all damages suffered by Sublandlord resulting from or occasioned by such holding over, including consequential damages.

19. Security Deposit. Concurrent with Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord the amount equal to the sum of one (1) month’s Base Rent and an estimate of all charges owed by Subtenant to Sublandlord for one (1) month of Subtenant’s Share of Operating Expenses and Taxes under the Master Lease and the utilities and services pursuant to Section 6 herein, estimated at $2.14 per rentable square foot (the “Security Deposit”), as security for the faithful performance by Subtenant of all of its obligations under this Sublease. For the avoidance of doubt, the amount of the Security Deposit using the above calculation shall be One Hundred Forty-Nine Thousand, Two Hundred Twenty-Four Dollars and 48/100 ($149,224.48). Sublandlord reserves the right to increase the amount of the Security Deposit (by the amount required to restore such Alteration) in the event that Subtenant desires to construct any Alterations pursuant to Section 8 of this Sublease and Subtenant is required under Section 8 to restore such Alteration, as security for Subtenant’s faithful performance such restoration obligation under Section 8. If Subtenant defaults beyond applicable notice and cure periods with respect to any provisions of this Sublease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Sublandlord may, without notice to Subtenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Subtenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Subtenant, or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder, within sixty (60) days following the expiration of the Term. Subtenant shall not be entitled to any interest on the Security Deposit and Sublandlord shall have the right to commingle the Security Deposit with Sublandlord’s other funds. Subtenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Sublandlord may, in addition, claim those sums specified in this Section 19 above and/or those sums reasonably necessary to compensate Sublandlord for any loss or damage caused by Subtenant’s default of this Sublease, including, but not limited to, all damages or rent due upon termination of this Sublease pursuant to Section 1951.2 of the California Civil Code. In lieu of the cash Security Deposit described above, the Security Deposit may be in the form of an irrevocable letter of credit (the “Letter of Credit”) in an amount equal to the foregoing amount issued to Sublandlord, as beneficiary, in form and substance reasonably satisfactory to Sublandlord, by a bank reasonably approved by Sublandlord, in which case, the Letter of Credit shall serve as the Security Deposit under this Sublease. Subtenant shall deliver to Sublandlord the proposed form of Letter of Credit for Sublandlord’s reasonable approval prior to issuance of such Letter of Credit. Sublandlord hereby approves of Silicon Valley Bank as the issuing bank, provided that the foregoing shall have no impact on Sublandlord’s right to approve the form and substance of the Letter of Credit. Subtenant shall maintain the Letter of Credit for the entire Sublease Term as the same may be extended by the parties, provided that Subtenant may at any time substitute a cash Security Deposit for the

Letter of Credit, and upon such substitution, Sublandlord shall return the Letter of Credit to Subtenant. Subtenant shall pay all expenses, points and/or fees incurred by Subtenant in obtaining and maintaining the Letter of Credit. The Letter of Credit shall secure Subtenant’s full and faithful performance and observance of the terms, covenants and conditions of this Sublease. The Letter of Credit shall provide that it will be automatically renewed until at least sixty (60) days after the Expiration Date. If, not later than thirty (30) days prior to the expiration of the Letter of Credit, Subtenant fails to furnish Sublandlord with a replacement Letter of Credit pursuant to this section, Sublandlord shall have the right to draw the full amount of the Letter of Credit, and shall hold the proceeds of the Letter of Credit as a cash Security Deposit pursuant to this section. If Sublandlord draws upon the Letter of Credit, Subtenant shall thereafter provide Sublandlord with a replacement Letter of Credit that satisfies the requirements hereunder, at which time Sublandlord shall return the cash proceeds of the original Letter of Credit drawn by Sublandlord.

20. Signage. Subtenant shall not, without the prior written consent of Sublandlord (which consent may be granted or withheld in its sole and absolute discretion) and Master Landlord, post, project, affix, exhibit or display any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Subleased Premises. Subtenant shall have the right to display, at Subtenant’s sole cost and expense, signs bearing Subtenant’s name and/or logo at specific locations within the Subleased Premises, subject to the prior written consent of Sublandlord (which consent shall not be unreasonably withheld) and on the door to the entrance to the third floor of the Building and in the Building lobby directory, subject to the prior written consent of Sublandlord (which consent shall not be unreasonably withheld) and Master Landlord.

21. Limitation of Liability. None of the Sublandlord Related Parties shall have any personal liability for any default by Sublandlord under this Sublease or arising in connection herewith or with the operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project (as defined in the Master Lease) or the Premises, and Subtenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Subtenant. The terms of this Section 21 shall inure to the benefit of Sublandlord’s and the Sublandlord Related Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Sublandlord (if Sublandlord is a partnership), or trustee or beneficiary (if Sublandlord or any partner of Sublandlord is a trust), have any liability for the performance of Sublandlord’s obligations under this Sublease.

22. Miscellaneous.

(a) Notices for Sublandlord and Subtenant shall be sent to the following addresses (each, a “Notice Address”):

Sublandlord:	Insitro, Inc.

Subtenant:	Before the Commencement Date:

DiCE Molecules SV, Inc. 220 Penobscot Drive Redwood City, CA 94063 Attn: Chief Financial Officer

After the Commencement Date:

DiCE Molecules SV, Inc. 279 East Grant Avenue South San Francisco, CA 94080 Attn: Chief Financial Officer

All demands, approvals, consents or notices shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth above. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused. Any party may, at any time, change its Notice Address (other than to a post office box address) by giving the other parties written notice of the new address.

(b) Either party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Sublease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

(c) This Sublease shall be interpreted and enforced in accordance with the Laws of the state in which the Subleased Premises is located.

(d) Subtenant represents and warrants to Sublandlord that it has not dealt with any broker in connection with this Sublease, other than Newmark Knight Frank and Windwater Real Estate (these two brokers, the “Brokers”). Sublandlord represents and warrants to Subtenant that it has not dealt with any broker in connection with this Sublease. Each party hereto agrees to indemnify, defend and hold the other party harmless from any commissions due to any broker, other than the Brokers, claiming by, through or under such party. No broker, other than the Brokers, shall be deemed to be, or may make a claim as, a third party beneficiary of the terms of this Sublease.

(e) This Sublease constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings related to the Subleased Premises. This Sublease may be modified only by a written agreement signed by Sublandlord and Subtenant.

(f) The execution, delivery, and performance by each of Subtenant and Sublandlord of its respective obligations under this Sublease have been duly authorized and will not violate any provision of Law, any order of any court or other agency of government, or any indenture, agreement or other instrument to which it is a party or by which it is bound.

(g) This Sublease may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement.

23. Intentionally Omitted.

24. California Civil Code Section 1938 Statement. For purposes of Section 1938(a) of the California Civil Code, Sublandlord hereby discloses to Subtenant, and Subtenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp) to the actual knowledge of Sublandlord. In addition, the following notice is hereby provided as required by Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Subtenant, having read such notice and understanding Subtenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Subleased Premises, the Building and/or the Project to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Sublandlord and Subtenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Subtenant shall have, subject to the prior written approval of the Master Landlord, the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Subtenant to Sublandlord within sixty (60) days after the Commencement Date; (B) any CASp inspection timely requested by Subtenant and approved by the Master Landlord shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Sublandlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Sublandlord and without any testing that would damage the Subleased Premises, the Building or the Project in any way, (4) in accordance with all of the provisions of the this Sublease and the Master Lease applicable to Subtenant contracts for construction, and (5) at Subtenant’s sole cost and expense, including, without limitation, Subtenant’s payment of the fee for such CASp inspection, the fee for any reports and/or certificates prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Sublandlord (and the Master Landlord, at its request) shall be an express third party beneficiary of Subtenant’s contract with the CASp, and any CASp Reports shall be addressed to both Sublandlord and Subtenant (and to the Master Landlord, at its request); (D) Subtenant shall deliver a copy of any CASp Reports to Sublandlord within two (2) business days after Subtenant’s receipt thereof; (E) any information generated by the CASp inspection and/or contained in the CASp Reports shall not be disclosed by Subtenant to anyone other than (I) contractors, subcontractors and/or consultants of Subtenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by law or by regulatory or judicial process; (F) Subtenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Subleased Premises to correct violations of construction-related accessibility standards disclosed by such CASp inspection as and to the extent then required by Legal Requirements to correct such violations; and (G) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Project located outside the Subleased Premises then, at the Master Landlord’s election, either Subtenant or the Master Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, in either instance at Subtenant’s sole cost and expense.

25. Anti-Corruption. Neither Subtenant nor any of its directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on Subtenant’s behalf (collectively, “Representatives”), shall, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any person, governmental agency, or other entity for the purposes of obtaining any improper advantage in connection with this Sublease. Not by way of limitation of Section 5 of this Sublease, neither Subtenant nor any of its directors, officers or employees shall violate any applicable laws, rules and regulations concerning or relating to public or commercial bribery or corruption (“Anti-Corruption Laws”). Within five (5) business days of Sublandlord’s written request, Subtenant shall execute and deliver a compliance certification (which certification may be limited to Subtenant’s knowledge) with respect to Subtenant’s compliance with Anti-Corruption Laws and this Section 25.

26. Confidential Information. Either Sublandlord or Subtenant or their respective representatives may disclose (“Disclosing Party”) to the other party or its representatives (“Receiving Party”), orally or in writing, or the other party may otherwise obtain, through observation or otherwise, Confidential Information (as defined below) of Disclosing Party. The Receiving Party must, and must cause its representatives to: (1) protect all such Confidential Information from disclosure except as expressly permitted hereunder or as required by law or in litigation; (2) only disclose such Confidential Information to those employees, independent contractors, attorneys, accountants, brokers, directors and officers of the Receiving Party or its affiliates to the extent necessary or required for performance of obligations hereunder, provided that, prior to such disclosure, the Receiving Party has clearly and completely conveyed the requirements of this section to such persons and ensured such requirements are understood and followed.

“Confidential Information” shall mean any and all information and materials disclosed (1) by or on behalf of Sublandlord or any of its representatives to Subtenant, Subtenant’s affiliates or any of their respective representatives or (2) by or on behalf of Subtenant or any of its representatives to Sublandlord, Sublandlord’s affiliates, or any of their respective representatives, in each case to the extent that the same (a) is marked or otherwise identified as confidential or proprietary information or (b) should, by its nature, or under the circumstances of its disclosure, reasonably be understood to be confidential or proprietary information of the Disclosing Party. Without limiting the foregoing (1) each party’s trade secrets, existing and future products or service offerings, designs, business plans, business opportunities, finances, research, development, know-how, and other business, operational or technical information shall be deemed Confidential Information of that party to the extent that such information satisfies the conditions of clause a or clause b, above, and (2) the pricing, and terms and conditions of this Sublease shall be deemed Confidential Information of both parties (provided, however, the disclosure of any information described in this subpart (2) shall in no event permit either party to terminate this Sublease). As between the parties, except as provided otherwise in this Sublease, each party’s respective Confidential Information will remain such party’s sole and exclusive property.

The obligations set forth in this section shall not apply to any portion of Confidential Information which (i) is or later becomes generally available to the public by use, publication or the like, through no act or omission of the Receiving Party; or (ii) the Receiving Party possessed prior to the Execution Date without being subject to an obligation to keep such Confidential Information confidential. In the event a party becomes legally compelled to disclose any Confidential Information of the other party, it shall immediately provide the other party with notice thereof prior to any disclosure, shall use commercially reasonable efforts to minimize the disclosure of any Confidential Information, and shall cooperate with the other party should that party seek to obtain a protective order or other appropriate remedy. The Receiving Party may disclose Confidential Information of the Disclosing Party to Master Landlord, or its respective agents and lenders, as may be necessary in connection with complying with the terms of the Sublease, so long as the same agree to hold such information confidentially, to enforce the terms of this Sublease or as otherwise required by law.

The Receiving Party must return to the Disclosing Party, or if instructed by the Disclosing Party destroy, all Confidential Information of the Disclosing Party that was received as, or reduced to by the Receiving Party, tangible form, including without limitation all copies, translations, interpretations, derivative works and adaptations thereof, promptly upon request by the Disclosing Party.

27. No Publicity. Except as required by applicable law or to comply with the terms of this Sublease, Subtenant hereby acknowledges and agrees that it shall not use, without Sublandlord’s prior written approval, which may be withheld in Sublandlord’s sole discretion, the name of Sublandlord, its affiliates, trade names, trademarks or trade dress, products, or any signs, markings, or symbols from which a connection to Sublandlord in Sublandlord’s absolute and sole discretion, may be reasonably inferred or implied, in any manner whatsoever, including, without limitation, press releases, marketing materials, or advertisements.

28. Reasonable. Except as provided otherwise in this Sublease, wherever this Sublease requires an approval or consent by either Sublandlord or Subtenant, such approval or consent and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

[Signature Page Follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:

INSITRO, INC.,		DICE MOLECULES SV, INC.,
a Delaware corporation		a Delaware corporation

By:	/s/ Daphne Koller	By:	/s/ J. Kevin Judice
	Name: Daphne Koller		Name: J. Kevin Judice
	Title: Chief Executive Officer		Title: CEO

[Signature Page to Sublease (279 East Grand Avenue—Suite 330)]

EXHIBIT A-1

OUTLINE OF SUBLEASED PREMISES

[See Attached]

EXHIBIT A-1

EXHIBIT A-1

OUTLINE OF SUBLEASED PREMISES

EXHIBIT A-1

EXHIBIT A-2

ALTERATIONS

[See Attached]

EXHIBIT A-2

EXHIBIT B

SUBLEASE COMMENCEMENT AGREEMENT

, 20

Re:     Commencement Agreement with respect to that certain Sublease dated as of                 , 20        , by and between INSITRO, INC., a Delaware corporation, as Sublandlord, and DiCE Molecules SV, Inc., a Delaware corporation, as Subtenant, for approximately 19,532 rentable square feet of space on the third floor of the building located at 279 East Grand Avenue, South San Francisco, California.

Dear                         :

In accordance with the terms and conditions of the above referenced Sublease, Subtenant has accepted possession of the Subleased Premises and Sublandlord and Subtenant hereby agree to the following:

1.	The Commencement Date is ; 20 .

2.	The Expiration Date is 20 .

3.	Sublandlord has received a check in the amount of $ , to be applied as follows:

$                    for Security Deposit, and

$                    for the Base Rent for                     , 2019.

4.	Sublandlord has received a certificate of insurance from the Subtenant and

5.	Subtenant has received keys from the Sublandlord. Tenant’s contacts are as follows:

Rent Payment Contact:	Senior Management Contact:
Name:	Name:
Title:	Title:
Phone Number:	Phone Number:
E-mail Address:	E-mail Address:

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing three copies of this Sublease Commencement Agreement.

EXHIBIT B

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this SUBLEASE COMMENCEMENT AGREEMENT to be effective on the date first above written.

SUBLANDLORD:	SUBTENANT:

INSITRO, INC.,	DICE MOLECULES SV, INC.,
a Delaware corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B

EXHIBIT C

FF&E

[See Attached]

EXHIBIT C

Insitro – 279 E. Grand Ave., 3rd Floor, SSF FFE Plan

Confidential

March 1, 2019

Summary of Furniture, Fixtures, and Equipment at 279 E. Grand Ave., 3rd Floor, S. San Francisco, CA 94080, sublet to DiCE. Final inventory to be conducted prior to occupancy.

Open Office 310 & 330

47ea Desks and Task Chairs, 24ea Storage Pedestals

Office 310 A, B, C

No Furniture

Office 330 A, B, C, E, F

No Furniture

Work Room 330 D

Table and 6ea Task Chairs

Huddle Room 330 G

Table and 4ea Task Chairs

Lab 337, Tissue Culture

Bench, Sink, Process Gas Connection

Lab 340, Suite E

Bench, Sinks, Process Gas Connections

12ea Freestanding Benches and 6ea Pedestals

2ea Chemical Fume Hoods

Lab 345, Suite D

Bench, Sinks, Process Gas Connections

12ea Chemical Fume Hoods

Lab 360, Suite C

Bench, Sinks, Process Gas Connections

19ea Freestanding Benches and 9ea Pedestals

3ea Chemical Fume Hoods

Lab 363, Panning

Bench, Sink, Process Gas Connection

Workstations shall be wired.

AV equipment within Dice’s space will not be wired.

CARD access system to be provided by Insitro.

Page 1 of 1	Prepared by SLJ Business Services, LLC	February 15, 2019
650.400.2051~sjamme@sljbusinessservices.com

EXHIBIT D

HAZARDOUS MATERIALS

[See Attached]

EXHIBIT D

MAXIMUM ALLOWABLE QUANTITIES OF
HAZARDOUS MATERIALS PER CONTROL AREA

HAZARD CLASS	Base MAQ (Sprinklered Building)			COMMON LABORATORY CHEMICALS
	Open-Use	Closed-Use	Total (with storage in Cabinet)
Flammable Liquids Class 1B, 1C	60 Gal.	240 Gal.	480 Gal.	Acetone, Acetonitrile, Acetyl chloride, Allyl alcohol, Allyl bromide, Amyl acetate, Azidotrimethylsilane, Benzene, Butyl acetate, Butyl nitrite, Butylamine, Butyryl chloride, Carbon disulfide, Ethanol, Ethyl acetate, Ethylene chloride, Ethyl methyl sulfide, Ethylene glycol dimethyl ether, Hexane, Isopropyl Alcohol (IPA), Methanol, Piperidine, Pyridine, Toluene, Triethylamine, 2-Methyl-2-propanol , 2,3-Dihydrofuran, 5-Chloro-1-pentyne

Flammable Liquids Class 1A	20 Gal.	60 Gal.	120 Gal.	Acetaldehyde, Allylmagnesium bromide, Diethyl ether, Ethyl ether, Ethyl vinyl ether, Furan, Isopropylamine, Methyllithium, Pentane, Petroleum ether, Propylene oxide, tert-Butyl methyl ether(MTBE), Tetramethylsilane, Titanium(IV) isopropoxide, 1-Propanethiol, 1,3-Cyclohexadiene, 2-Bromo-2-methylpropane, 2-Methyl-2- propanethiol, 2-Vinylpyridine

Organic Peroxides Class I	2 Lbs.	2 Lbs.	20 Lbs.	tert-Butyl hydroperoxide(90%), Acetyl cyclohexane sulfonyl(60-65%), Fulfonyl peroxide, Benzoyl peroxide(>98%), tert-butyl peroxyacetate(75%), t-butyl peroxyisopropylcarbonate(98%), di-n-propyl peroxydi-carbonate(85%)

Organic Peroxides Class II	20 Lbs.	100 Lbs.	200 Lbs.	Acetyl peroxide(25%), t-butyl hydroperoxide(70%), t-butyl peroxybenzoate(98%), t-butyl peroxy-2-ethylhex- anoate(97%), t-butyl-peroxyisobutyrate(75%), dybenx-oyl peroxydicarbonate(85%), di-sec-butyl peroxydicarbonate(98%), di-sec-butyl peroxydicarbonate(75%), Peroxyacetic acid(43%)

Oxidizers Class 4	.25 Lbs.	.25 Lbs.	2 Lbs.	tert-Butyl hydroperoxide, Ammonium perchlorate, Ammonium permanganate, Guanidine nitrate, Hydrogen Peroxide(>91%), Tetranitromethane

Oxidizers Class 3	4 Lbs.	4 Lbs.	40 Lbs.	SOLIDS: Ammonium nitrate, Potassium chlorate, Potassium periodate, Sodium chlorite(>40%), Tetrapropylammonium perruthenate, Ammonium dichromate, LIQUIDS: Bromine, Perchloric acid , Calcium hypochlorite(>50%), Chloric acid(10%), Hydrogen Peroxide(52-91%), Nitric acid(fuming,>86%), Perchloric acid(60-72%), Potassium bromate, Sodium bromate, Sodium chlorate

Pyrophoric	0	10 CuFt, or 1Lb.	8 Lbs.	LIQUIDS: Diethyl aluminum chloride, Diethyl beryllium, Diethyl phosphine, Dimethyl arsine, Trimethyl aluminum, Trimethyl gallium; LIQUIDS IN SOL’N Butyllithium, 2.5M solution in hexanes, Diethylzinc, Diisobutylaluminum hydride, Methyllithium, Phenyllithium, L-Selectride, Tri-tert-butylphosphine, Tributyl phosphine, Triethylaluminum; SOLIDS: Cesium, Lithium, White or yellow phosphorus, Plutonium, Potassium GASES: Diborane, Phosphine, Silane

Unstable (reactive) 4	.25 Lbs.	.25 Lbs.	2 Lbs.	Acetyl peroxide, Dibutyl peroxide, Dinitrobenzene, Ethyl nitrate, Peroxyacetic acid, Picric acid (dry)

Unstable (reactive) 3	2 Lbs.	2 Lbs.	20 Lbs.	SOLIDS: 2,4-Dinitrotoluene, 2,2’-Azobisisobutyronitrile, Hydroxylamine hydrochloride, Potassium chlorate, Sodium azide, Sodium chlorite, LIQUIDS: Tetrapropylammonium perruthenate Hydrogen peroxide(>52%), Hydroxylamine, Nitromethane, Paranitroaniline, Perchloric acid

Toxic Gas	NA	1620 CuFt	3240 CuFt	Boron Trifluoride, Chlorine, Ethylamine, Ethylene oxide, Hydrogen fluoride, Hydrogen Sulfide, Silicon tetrafluoride, Phosgene

Flammable Gas	NA	3000 CuFt	3000 CuFt	1,3-Butadiene, Ammonia, Butane, Carbon monoxide, Deuterium, Dimethylamine, Ethylamine, Ethylene, Ethane, Hydrogen, Methylamine, Propane, Trimethylamine Acetylene, Methane

Oxidizer Gas	NA	3000 CuFt	3000 CuFt	Chlorine, Oxygen, Nitrogen oxide, Fluorine

Water Reactive 3	2 Lbs.	10 Lbs.	20 Lbs.	Butyllithium, 2.5M solution in hexanes, Diethylzinc, Diisobutylaluminum Hydride, Oxalyl chloride, Phenyllithium, Phosphorous Tribromide SOLIDS: Sodium Methoxide Triethylaluminum, Isobutylaluminum, Trimethylaluminum, Bromine pentafluoride, Bromine trifluoride, Chlorodiethylaluminium

Water Reactive 2	20 Lbs.	100 Lbs.	200 Lbs.

Acryloyl chloride, Boron tribromide, Boron trifluoride diethyl etherate, Bromoacetyl bromide, Chlorosulfonic acid, Chlorosulfonyl isocyanate, Chlorotrimethylsilane, Ethylmagnesium bromide, Glutaryl chloride, Isobutylmagnesium bromide, Lithium aluminum hydride, Methanesulfonyl chloride, Methyllithium, Phenylmagnesium bromide, Sulfur dichloride, Sulfuric acid 92-98%, Sulfuric acid (fuming), Thiophosgene, Triethylaluminum SOLIDS:Aluminum chloride, Calcium hydride, Diisopropylphosphoramidous dichloride, Lithium, Lithium hydride, Phosphorus pentoxide, Phosphorus pentachloride, Potassium hydroxide, Sodium borohydride, Sodium ethoxide, Sodium hydride Calcium carbide, Calcium metal, Potassium metal, Potassium peroxide, Sodium metal, Sodium peroxide,

Trichlorosilane

Highly-Toxics	6 Lbs.40 CuFt	20 Lbs.40 CuFt	40 Lbs.	Acrylic acid, Benzenethiol, Chlorosulfonic acid, Furan, Mercury, Peracetic acid, Potassium cyanide, Propargyl alcohol SOLIDS: Copper(I) cyanide, Cyanamide, Mercury(II) chloride, Sodium azide, Sodium cyanide, 2,4- Dinitrophenol, 4-Aminopyridine GASES: Arsine, Fluorine, Fermane, Hydrogen cyanide, Nitric oxide, Phosphine

Explosives	.25 Lbs.	.25 Lbs.	1 Lbs.	Tetrazole, Picric acid SOLIDS: 2,4-Dinitrotoluene, 2-Nitrobenzoyl chloride Nitroglycerine

Chem Lab Programming
Dr. Hayes Name	Combi-Chem Description	Lab 212 Location

PRIMARY CHEMICAL								FOR MIXTURES
Chemical			Quantity				Units of Meas	Ingredient #1			Ingredient #2			Ingredient #3
Name	CAS #	%	Stored	App. Cab? Y/N	Use Closed	Use Open		Name	CAS #	%	Name	CAS #	%	Name	CAS #	%
Flammable Liquids (concentrated or in mixtures >20%)
Acetone	67-64-1	98	8.00	y	1.00		Gal.
Acetonitrile	75-05-8	20	12.00	y	1.00		Gal.
Benzo Mobile Phase			1.00	n	1.00		Gal.	Acetonitrile	75-05-8	95	Potassium Phosphate	7778-77-0	5
Decon-Ahol or Septhiol			12.00	n		1.00	Gal.	Isopropyl Alcohol	67-63-0	70
Destain-1			4.00	y		1.00	Gal.	Methanol	67-56-1	40
Diethyl ether	60-29-7		1.00	y	1.00		Gal.
Ethanol	64-17-5		8.00	y	1.00		Gal.
Hexane	110-54-3		1.00	y			Gal.
Methanol	67-56-1		4.00	y	1.00		Gal.
Remedi Transfer Buffer								Reagent Alcohol	64-17-5	20	Acetic Acid	64-19-7	10	Pentane Sulfonic Acid	2832-45-3	10
Waste Flammable Liquids		20				5.00	Gal.	Acetonitrile	75-05-8	10	Acetone	67-64-1	5	Ethanol	64-17-5	5
Laboratory Equipment Utilizing Solvents
Equipment	# of Pieces						Units
HPLC - Supply Solvent	4					8.00	Gal.	Acetonitrile	75-05-8	20	Trifluoroacetic Acid	76-05-1	1
HPLC - Waste Solvent	4					16.00	Gal.	Acetonitrile	75-05-8	10	Trifluoroacetic Acid	76-05-1	0.5
HPLC - Supply Solvent	2					4.00	Gal.	Methanol	67-56-1	20
HPLC - Waste Solvent	2					8.00	Gal.	Methanol	67-56-1	10
Sequencers - Supply Solvent	2					1.00	Gal.	Acetonitrile	75-05-8	20
Synthesizers - Supply Solvent	1					1.00	Gal.	Acetonitrile	75-05-8	20
Similar equipment utilizing solvents	1					1.00	Gal.	Acetonitrile	75-05-8	20
Waste Solvent						20.00	Gal.	Acetonitrile	75-05-8	5
Reactives, e.g. Azides, Organometalics, Metals, Unstable Peroxides, Perchloric Acid, etc.
Misc. Reactive Solids (Total)			2.20	n		0.02	Lbs.
Misc. Reactive Liquids (Total)					0.25		Gal.
Highly Toxics, e.g. Cyanides, Mercury, Actinomycin, Cyclohexamide, Arsenic, etc.
Misc. Highly-Toxic Solids (Total)			2.20	y		0.02	Lbs.
Misc. Highly-Toxic Liquids (Total)					0.25		Gal.
Gases
Flammable Gas (Total), e.g. H2, CH4			440.00	n	220.00		Cu.Ft.
Toxic Gas (Total), e.g. Cl2, HF, HCl, Phosgene					4.00		Cu.Ft.
Oxidizing Gas (Total), e.g. O2, N2O			360.00	n	360.00		Cu.Ft.
Other Hazardous Materials
HEPES, (hemisodium salt)	103404-87-1		4.00	n		1.00	Lbs.
Polyethylene Glycol	25322-68-3		1.00	n	1.00		Lbs.
Sodium Thiosulfate	7772-98-7		8.00	n	1.00		Lbs.
TRIS BASE	77-86-1		1.00	n			Lbs.
Tween 80 (Polysorbate 80)	9005-65-6		4.00	n	1.00		Lbs.

70 Saratoga Ave, Suite 200, Santa Clara, CA. (408) 261-3500	haz mat (003).xlsx

Chem Lab Programming
DiCE Molecules	Laboratory Operations
Name	Description	Location

PRIMARY CHEMICAL								FOR MIXTURES
Chemical			Quantity				Units of Meas	Ingredient #1			Ingredient #2			Ingredient #3
Trade Name / IUPAC Name	CAS #	%	Stored	App. Cab? Y/N	Use Closed	Use Open		Name	CAS #	%	Name	CAS #	%	Name	CAS #	%
Primary Hazard - Flammable Liquids (Liquid concentrations >20% in aqeous mixtures)
Ammonia, 2.0M in methanol			100.00	y			L	Methanol	67-56-1	95	Ammonia, anhydrous	7664-41-7	5
1,2-Dichloroethane	107-06-2	100	600.00	y			mL
1,3-Diaminopropane	109-76-2	99	25.00	y			g
1,3-propanedithiol	109-80-8	99	25.00	y			g
1,4-Butanediol	110-63-4	99	2.00	y			L
Acetone	67-64-1	100	16.00	y			L
Acetonitrile	75-05-8	100	144.00	y	6.00	0.05	L
Diethylamine	109-89-7	100	600.00	y			mL
Ethanol, absolute, 200 proof, ethyl alcohol	64-17-5		16.00	y			L
Ethyl acetate	141-78-6	100	8.00	y			L
Ethyl aclohol, denatured, ethanol	64-17-5	92	8.00	y			L
Hexanes	110-54-3	100	4.00	y			L
Isopropanol, 2-propanol, IPA	288-32-4	100	31.50	y			L
Pyridine	110-86-1	99	200.00	y			mL
Propylamine	107-10-8	100	1.00	y			g
Methanol, methyl alcohol	67-56-1	100	35.40	y			L
Methyl tert-butyl ether, MTBE	1634-04-4	100	4.00	y			L
N,N,N’,N’-Tetramethyl-ethylenediamine	110-18-9	100	50.00	y			mL
n-Heptane, anhydrous	142-82-5	100	100.00	y			mL
n-Hexane	110-54-3	100	4.00	y			L
Nitromethane	75-52-5	100	500.00	y			g
Samarium(II) iodide solution 0.1M in THF, samarium iodide	32248-43-4	100	25.00	y			mL	Tetrahydrofuran	109-99-9	50-70	Samarium chips	7440-19-9
Tetrahydrofuran, THF	109-99-9	100	2.00	y			L
Toluene	108-88-3	100	8.00	y			L
Triethylamine, TEA	121-44-8	100	19.00	y	3	2	mL
Cyclohexane	110-87-7	100	2.50	y			L
ethyl alcohol	64-17-5	100	4.00	y			Gal
1,4 dioxane	123-91-1	100	4.00	y			L
1,2-dimethoxyethane	110-71-4	100	1.00	y			L
2,6 lutidine	108-48-5	100	350.00	y			mL
4-Methylmorpholine	109-02-4	100	100.00	y			mL
Piperidine	110-89-4	99	2000.00	y			mL
Trimethylsilyl trifluoromethanesulfonate, TMSOTf	27607-77-8	98	10.00	y			mL
N,N-Diethylbutylamine	4444-68-2	100	5.00	y			mL
Primary Hazard - Oxidizers
Hydrogen peroxide	7722-84-1	30	100.00	y			g
Sodium periodate	7790-28-5	100	5.00	y			g
Primary Hazard - Corrosives (Acids and/or Bases)
2-Amino-1-butanol	96-20-8	97	5.00	y			mL
2-Nitrobenzenesulfonyl chloride, nosyl chloride, NosCl, NsCl	1694-92-4	100	25.00	y			g
3-Iodopropionic acid	141-76-4	95	25.00	y			g
3-Isopropoxypropylamine	2906-12-9	98	100.00	y			mL
3-Methylbenzylamine	100-81-2	98	5.00	y			g
Acetic acid, glacial, AcOH	64-19-7	100	13.00	y			L
a-Methylbenzylamine	618-36-0	99	25.00	y			mL
Benzyl chloroformate	501-53-1	95	100.00	y			g
Benzylamine	100-46-9	99	5.00	y			g
Cerium(III) chloride heptahydrate	18618-55-8	100	25.00	y			g
Chloroacetic anhydride	541-88-8	100	25.00	y			g
Ethanolamine	141-43-5	100	500.00	y			mL
Formic acid	64-18-6	98	50.00	y	1.00		mL
Heptafluorobutyric acid, HFBA	375-22-4	100	5.00	y			mL
HFIP, 1,1,1,3,3,3-hexafluoro-2-propanol, hexafluoroisopropanol	920-66-1	100	500.00	y	10.00		mL
Hydrochloric acid, 10N	7647-01-0	100	500.00	y			mL
Hydrogen fluoride-pyridine, HF-pyridine	62778-11-4	70	10.00	y			g	Hydrofluoric Acid	7664-39-3	70-90	Pyridine	30-50
Hydroxylamine hydrochloride	5470-11-1	100	25.00	y			g
Imidazole	288-32-4	100	1.25	y			kg
Trimethylsilyl trifluoromethanesulfonate, TMSOTf	27607-77-8	98	10.00	y			mL
Pentynoic acid	6089-09-4	100	1	y			g
Piperidine	110-89-4	99	2000.00	y			mL
Nitric acid	7697-37-2	100	2000.00	y			mL
Potassium hydroxide	1310-58-3	100	500.00	y			g
Sodium hydroxide	1310-73-2	100	700.00	y			g
Spermidine	124-20-9	100	5.00	y			g
Sulfuric acid	7664-93-9	100	500.00	y			mL
N,N-Diethylbutylamine	4444-68-2	100	5.00	y			mL
Sodium sulfide nonahydrate	1313-84-4	100	5.00	y			g
Trifluoroacetic acid, TFA	76-05-1	100	600.00	y			mL
Trichloroacetic acid, TCA	76-03-9	100	25.00	y			g
1,1,1,3,3,3-Hexafluoro-2-propanol	920-66-1	100	2750.00	y			g
Tin (II) chloride	7772-99-8	100	1.00	y			g
4-chloromethyl benzoic acid	1642-81-5	100	10.00	y			g
Benzoyl chloride	98-88-4	100	25.00	y			mL
Bromoacetyl bromide	598-21-0	100	25.00	y			g
1,1 carbonyldiimidazole	530-62-1	100	10.00	y			g
Sodium hydroxide solution	1310-73-2	10	1.00	n			Gal.
Nitric acid solution	7697-37-2	30	1	n			Gal.
2,2,2-Trifluoroethanol	75-89-8	99	525	y			g
3-Aminopropylmorpholine	123-00-2	100	25	y			g
Acrylic acid	79-10-7	99	25.00	y			g
Diethylamine	109-89-7	100	600.00	y			mL
Titanium n-butoxide	5593-70-4	100	100	y			g	titanium tetrabutanolate	5593-70-4	90-100	Titanium tetraisopropanolate	546-68-9	5-10	n-Butanol	71-36-3	1-5
Propylamine	107-10-8	100	1.00	y			g
N,N,N’,N’-Tetramethyl-ethylenediamine	110-18-9	100	50.00	y			mL
Triethylamine, TEA	121-44-8	100	19.00	y	3	2	mL
4-Methylmorpholine	109-02-4	100	100.00	y			mL
Primary Hazard - Toxic (50 mg/Kg < LD50 < 500 mg/Kg)
1,10-Phenanthroline	66-71-7	99	1.00	y			g
2-Mercaptoethanol	60-24-2	99	100.00	y			mL
4-(Dimet7h8y0lamChinaorc)poyt rAidvine.e,,SDaMnAJPose, CA. (408) 321—0810	1122-58-3	99	25.00	y			g								haz mat (00	3).xls

Chem Lab Programming
DiCE Molecules	Laboratory Operations
Name	Description	Location

PRIMARY CHEMICAL								FOR MIXTURES
Chemical			Quantity				Units of Meas	Ingredient			Ingredient #2			Ingredient #3
Trade Name / IUPAC Name	CAS #	%	Stored	App. Cab? Y/N	Use Closed	Use Open		Name	CAS #	%	Name	CAS #	%	Name	CAS #	%
4-nitrobenzyl chloroformate, PNZ-Cl	4457-32-3	97	5.00	y			g
Aniline	62-53-3	100	5.00	y			mL
Chloroacetic acid	79-11-8	100	1.00	y			g
Chloroacetyl chloride	79-04-9	99	100.00	y			mL
Cyanuric chloride	108-77-0	95	1.00	y			g
Cyanuric fluoride	675-14-9	100	10.00	y			g
DTT, dithiothreitol	3483-12-3	100	5.00	y			g
Hexadecyltrimethylammonium bromide	57-09-0	99	25.00	y			g
N,N’-Dicyclohexylcarbodiimide, DCC	538-75-0	99	100	y			g
Nickel chloride hexahydrate	7791-20-0	100	100	y			g
Sodium chloroacetate	3926-62-3	98	1.00	y			kg
Potassium fluoride	7789-23-3	100	5.00	y			g
N,N-Diisopropylethylamine, DIPEA, Hunig base	7087-68-5	100	1275.00	y		2	mL
Acryloyl chloride	814-68-6	100	5.00	y			g
4-nitrophenol	100-02-7	100	50.00	y			g
2,2,2-Trifluoroethanol	75-89-8	99	525.00	y			g
2,2’-Azobis (2-methylpropionitrile)	78-67-1	100	1.00	y			g
N,N-Dimethylformamide, DMF	68-12-2	100	28.00	y		50mL	L
Propylamine	107-10-8	100	1.00	y			g
N,N,N’,N’-Tetramethyl-ethylenediamine	110-18-9	100	50.00	y			mL
2,6 lutidine	108-48-5	100	350.00	y			mL
2,4,6-Trimethylpyridine	108-75-8	100	200.00	y			mL
Hydrogen fluoride-pyridine, HF-pyridine	62778-11-4	70	10.00	y			g	Hydrofluoric Acid	7664-39-3	70-90	Pyridine	30-50
Piperidine	110-89-4	99	2000.00	y			mL
Primary Hazard - Highly-Toxic (LD50 < 50 mg/Kg)
N,N’-Diisopropylcarbodiimide, DIPC, DIC	693-13-0	100	25.00	y			g
Sodium azide	26628-22-8	100	600.00	y			g

780 Charcot Ave., San Jose, CA. (408) 321-0810	haz mat (003).xlsx

Programming
DiCE Molecules	Laboratory Operations
Name	Description	Location

PRIMARY CHEMICAL								FOR MIXTURES
Chemical			Quantity				Units of Meas	Ingredient #1			Ingredient #2			Ingredient #3
Trade Name / IUPAC Name	CAS #	%	Stored	App. Cab? Y/N	Use Closed	Use Open		Name	CAS #	%	Name	CAS #	%	Name	CAS #		%
Laboratory Equipment Utilizing Flammable Solvents, e.g. HPLC’s, DNA Synthesizers, Sequensers, etc					Closed	Open	Units
Equipment	# of Pieces	Conc.
HPLC- Low Water	12				48.00		Gal.
HPLC- Waste Solvent	10				1.50		Gal.	Acetonitrile	75-05-8	80	Dimethylformamide	68-12-2	10	Methanol	67-56-1		10
HPLC- Supply Solvent	6				12.00		L	Methanol	67-56-1	30-70	Formic Acid	64-18-6	0.1	Triethylamine	121-44-8		0.1
HPLC- Waste Solvent	10				1.50		Gal.	Methanol	67-56-1	30-70	Hexafluoroisopropanol	920-66-1	1	Triethylamine	121-44-8		0.1
Other Hazardous Materials
(+)-Sodium L-ascorbate	134-03-2	99	50.00	y			g
10-(Phosphonooxy)decyl methacrylate	85590-00-7	100	1.00	y			g
1-Methyl-2-pyrrolidinone, N-methyl-2-pyrrolidinone, NMP	872-50-4	100	4.00	y			L
4-(4,6-Dimethoxy-1,3,5-Triazin-2-YL)-4-&	293311-03-2	100	1.00	y			g
4-Sulfamoylbutyric acid	175476-52-5	90	2.50	y			g
5B-Cholanic acid	564-18-9	99	1.00	y			g
Agarose	9012-36-6	100	1225.00	y			g
Aminoguanidine hydrochloride	1937-19-5	100	25.00	n			g
Ammonium acetate	631-61-8	99	1025.00	y			g
Ammonium bicarbonate	1066-33-7	100	50.00	n			g
Ammonium chloride	12125-02-9	99	500.00	y			g
Ammonium formate	540-69-2	100	250.00	y	5.00		g
Bis-acrylamide	110-26-9	100	25.00	y			g
BIS-TRIS propane	64431-96-5	100	25.00	y			g
Boc-Orn(Aloc)-OH	171820-74-9	99	1.00	y			g
Boric acid	10043-35-3	99	500.00	y			g
BupH Phosphate Buffered Saline			1.00	y			g	Disodium hydrogenorthophosphate	7558-79-4	45	Sodium chloride	7647-14-5	45
Calcium carbonate	471-34-1	99	100.00	y			g
Calcium chloride, anhydrous	10043-52-4	96	500.00	y			g
Chenodeoxycholic acid	474-25-9	100	5.00	y			g
Chloroform	67-66-3	99	2.50	y			L
Cholic acid	81-25-4	98	25.00	y			g
cis,cis-Muconic acid	1119-72-8	100	1.00	y			g
Citric acid, anhydrous	77-92-9	100	250.00	y			g
Cobalt(II) chloride hexahydrate	7791-13-1	100	250.00	y			g
Cysteamine	60-23-1	98	10.00	y			g
D-(+)-Malic Acid	636-61-3	100	1.00	y			g
Dansyl hydrazine	33008-06-9	95	1.00	y			g
Dextrose	50-99-7	95	500.00	y			g
Dichloromethane, DCM	75-09-2	100	7.00	y			L
Diglycolic Acid	110-99-6	100	1.00	y			g
DL-Phenylalanine	150-30-1	99	100.00	y			g
D-Proline methyl ester hydrochloride, D-Pro-OMe hydrochloride	65365-28-8	98	5.00	y			g
Ethidium Bromide	1239-45-8	100	1.00	y			g
Ethylene glycol	107-21-1	99	500.00	y			mL
Ethylene glycol dimethyacrylate	97-90-5	98	200.00	y			mL
Ethylenediaminetetraacetic acid (EDTA), trisodium salt	10378-22-0	100	100.00	y			g
Ethynylbenzoic acid	10601-99-7	100	1.00	y			g
Fmoc-12-Ado-OH, Fmoc-12aminododecanoic acid	128917-74-8	95	1.00	y			g
Fmoc-8-aminocaprylic acid	126631-93-4	100	1.00	y			g
Fmoc-Ala-OH hydrate	207291-76-7	95	5.00	y			g
Fmoc-a-Me-Ala-OH, Fmoc-Aib-OH	94744-50-0	97	5.00	y			g
Fmoc-a-Me-Phe-OH	135944-05-7	100	1.00	y			g
Fmoc-Dab(N3)-OH	942518-20-9	100	1.00	y			g
Fmoc-g-Abu-OH, Fmoc-g-aminobutyric acid	116821-47-7	100	1.00	y			g
Fmoc-Inp-OH, Fmoc-isonipecotic acid	148928-15-8	99	1.00	y			g
Fmoc-NH-(PEG)2-COOH, Fmoc-12-amino-4,7,10-trioxadodecanoic acid	867062-95-1	100	1.00	y			g
Fmoc-N-Me-Aib-OH	400779-65-9	96	1.00	y			g
Fmoc-Phe-OH	35661-40-6	100	5.00	y			g
Fmoc-Pro-OH	71989-31-6	100	45.00	y			g
Furandicarboxylic acid	3238-40-2	100	1.00	y			g
Fumaric acid	110-17-8	100	25.00	y			g
Glutaric anhydride	108-55-4	5	5.00	y			g
Glycerol	56-81-5	99	500.00	y			mL
Glycine	56-40-6	100	500.00	n			g
HEPES	7365-45-9	100	1.00	y			kg
Hexynoic acid	53293-00-8	100	1.00	y			g
Hydroxyisophthalic acid	618-83-7	100	1.00	y			g
i-Inositol	87-89-8	100	25.00	y			g
Liquid Nitrogen	7727-37-9	98	1380.00	y			L
L-Cysteine	52-90-4	100	100.00	y			g
L-Histidine	71-00-1	100	100.00	y			g
Lithium chloride	7447-41-8	99	1000.00	y			mL
Lithocholic acid	434-13-9	98	25.00	y			g
L-Phenylalanine, Phe-OH	63-91-2	98	25.00	y			g
L-Valinol	2026-48-4	98	5.00	y			g
Magnesium acetate tetrahydrate	16674-78-5	98	250.00	y			g
Magnesium chloride hexahydrate	7791-18-6	99	1.00	y			kg
Magnesium sulfate heptahydrate	10034-99-8	100	500.00	y			g
Magnesium sulfate heptahydrate	10034-99-8	99	1.00	y			kg
MES hydrate, 2-(N-morpholino)ethanesulfonic acid hydrate	4432-31-9	100	1.00	y			kg
MES monohydrate, 2-(N-morpholino)ethanesulfonic acid monohydrate	145224-94-8	100	250.00	y			g
Methacryloxypropyl-trimethoxysilane, 3-(trimethoxysilyl)propyl methacrylate	2530-85-0	100	300.00	y			g
Methylamine hydrochloride	593-51-1	100	100.00	y			g
MOPS, 3-(N-morpholino)propanesulfonic acid	1132-61-2	100	100.0	y			g
N-(3-Dimethylaminopropyl)-N’-ethylcarbodiimide hydrochloride	25952-53-8	100	1.00	y			g
N-(3-Dimethylaminopropyl)-N’-ethylcarbodiimide hydrochloride, EDC	25952-53-8	98	25.00	y			g
Nickel(II) sulfate hexahydrate	10101-97-0	100	500.00	y			g
N-Methyldiethanolamine	105-59-9	99	25.00	y			mL
Octyl sulfate sodium salt, sodium octyl sulfate	142-31-4	100	10.00	y			g
OXONE, monopersulfate compound	70693-62-8		1.00	y			g	Pentapotassium bis(peroxymonosulphate (sulphate)	70693-62-8	90-100	Dipotassium peroxodisulphate	7727-21-1	5-10	carbonate hydrate	23389-33-5		5
Palladium(II) acetate	3375-31-3	98	1.00	y			g
Potassium chloride	7447-40-7	99	1.00	y			kg
Potassium phosphate, monobasic	7778-77-0	99	500.00	y			g
Putrescin7e80 Charcot Ave., San Jose, CA. (408) 321-0810	110-60-1	100	1.00	y			g								haz mat	(00	3	).xls

Chem Lab Programming
DiCE Molecules	Laboratory Operations
Name	Description	Location

PRIMARY CHEMICAL								FOR MIXTURES
Chemical			Quantity				Units of Meas	Ingredient#1			Ingredient#2			Ingredient#3
Trade Name / IUPAC Name	CAS#	%	Stored	App. Cab? Y/N	Use Closed	Use Open		Name	CAS#	%	Name	CAS#	%	Name	CAS#	%
Sarcosine	107-97-1	98	100.00	y			g
Sodium acetate trihydrate	6131-90-4	99	500.00	y			g
Sodium deoxycholate monohydrate	145-41-5	100	100.00	y			g
Sodium hydrosulfite	7775-14-6	85	100.00	y			g
Sodium iodide	7681-82-5	100	100.00	y			g
Sodium phosphate, dibasic, anhydrous	7558-79-4	99	1000.00	y	500		g
Sodium phosphate, dibasic, heptahydrate	7782-85-6	98	500.00	y	500		g
Sodium phosphate, monobasic, monohydrate	10049-21-5	98	500.00	y	500		g
Succinic acid	110-15-6	100	100.00	y			g
Sulfamide	7803-58-9	99	10.00	y			g
Tetrakis(triphenylphosphine) palladium(O)	14221-01-3	99	1.00	y			g
trans,trans-Muconic acid	3588-17-8	100	1.00	y			g
Tricarballylic acid	99-14-9	100	1.00	y			g
Triethanolamine	102-71-6	99	100.00	y			mL
Triphenylphosphine	603-35-0	99	25.00	y			g
Tris(3-hydroxypropyltriazolylmethyl)amine	760952-88-3	100	500.00	y	5		g
Triton X-100	9002-93-1		1000.00	y			mL	p-tertiary-Octylphenoxy polyethyl alcohol		90-100	Polyethylene glycol		1-5
Trizma Base, Tris(hydroxymethyl)aminomethane	77-86-1	100	1.00	y			kg
TRIZMA Hydrochloride, Tris(hydroxymethyl)aminomethane hydrochloride	1185-53-1	99	2.00	y			kg
Tween 20, Polysorbate 20, 20-sorbitan monolaurate	9005-64-5	100	100.00	y			mL
Zinc sulfate heptahydrate	7446-20-0	100	100.00	y			g
Z-Phe-OH	1161-13-3	100	5.00	y			g
L-(+)-Tartaric acid	87-69-4	100	1.00	y			g
N,N-Dimethylacetamide, DMA, DMAc	127-19-5	100	13.20	y			L
Octanol	111-87-5	100	1.00	y			L
Uridine 5’-triphosphate trisodium salt	19817-92-6	100	1.00	y			g
Red-Al, Sodium bis(2-methoxyethoxy)aluminum hydride solution, >60 wt % in toluene	22722-98-1	100	50.00	y			g
Nitrogen, Compressed	7727-37-9	100	260.00	y			cf
Potassium tetraborate tetrahydrate	12045-78-2	100	500.00	y			g
N,N-methylenebis(acrylamide)	100-26-9	100	500.00	y			g
Kolliphor HS15	70142-34-6	100	1.00	y			kg
1,2 Propanediol	57-55-6	100	1.00	y			L
carbowax polyethylene glycol	25322-68-3	100	1.00	y			L
saline sodium citrate	6132-04-3	100	1.00	n			L
paraformaldehyde	30525-89-4	100	50.00	y			g
triethylamine trihydrofluoride	73602-61-6	100	25.00	y			mL
bis(triphenylphosphic) palladium (II) dichloride	13965-03-2	100	1.00	y			g
ninhydrin	18162-48-6	100	5.00	y			g
2-(methylthio)pyridine-3-carboxylic acid	74470-23-8	100	25.00	y			g
isophthalic acid	121-91-5	100	500.00	y			g
1,3-cylohexane dicarboxylic acid	3971-31-1	100	25.00	y			g
acetyl-L-glutamic acid	1188-37-0	100	25.00	y			g
phenylacetic acid	103-82-2	100	100.00	y			g
5-hydroxylisophthalic acid	618-83-7	100	100.00	y			g
3-chlorobenzoic acid	535-80-8	100	25.00	y			g
benzoic acid	65-85-0	100	25.00	y			g
carbon tetrachloride	56-23-5	100	100.00	y			mL
5,5-dimethyl-1,3,-cyclohexanedione	126-81-8	100	25.00	y			g
Carbon dioxide	124-38-9	100	440.00	y			cf
Helium	14762-55-1	100	335.00	y			cf
Argon	7440-37-1	100	335.00	y			cf
Methacryloyl Tripropoxy Silane	36837-97-5	10	1	n			Gal.
Dimethyl sulfoxide, DMSO	67-68-5	100	12	y			L
Allyltrimethoxysilane	2551-83-9	100	10.00	y			g
L-(-)-Malic acid	97-67-6	100	25.00	y			g
Ytterbium(III) triflate, anhydrous	54761-04-5	100	5.00	y			g
Unclassified medicinal chemistry reagents (solid)		100	18.8				kg
Unclassified medicinal chemistry reagents (liquid)		100	1.6				L
Reactives, e.g. Azides, Organometalics, Metals, Unstable Peroxides, Perchloric Acid, etc.
Acetic Acid in Sodium Azide Solution			1.00	n			Gal.	Acetic Acid	64-19-7	36	Sodium Azide	26628-22-8	13
2,2’-Azobis (2-methylpropionitrile)	78-67-1	100	1.00	y			g
Lithium perchlorate	7791-03-9	100	100.00	y			g
Dibenzoyl peroxide	94-36-0	75	5.00	y			g

780 Charcot Ave., San Jose, CA. (408) 321-0810	haz mat (003).xlsx

EXHIBIT E

SECURITY PLAN

[See Attached]

EXHIBIT E

Insitro – 279 E. Grand Ave., 3rd Floor, SSF Security Plan

Confidential

January 24, 2019

The following is a preliminary security plan for 279 E. Grand Ave., 3rd Floor, S. San Francisco, CA 94080.

Security Systems:

a)	Access, Electronic Access Control Card Readers and Visitor Identification Badges

Guests and vendors are required to pass through the front lobby of 279 E. Grand Ave., South San Francisco, CA. Staff with card key access may use the main lobby elevator between 7:00a – 6:00p (hours to be confirmed with Alexandria). After-hours, an access card key is required to enter the building. Elevators require card key access to access the third floor.

Visitors are required to sign in and receive an electronically generated visitor’s badge which should be worn at all times, while on the premises. The automated sign-in will alert the host to receive the guest from the first floor lobby. Employees are to escort visitors in to, and from, secured areas.

Access to the loading dock is at the back of the building. Access to the loading dock elevator, third floor, is by escort and card key only.

Access cards will be programmed by Insitro. Each employee is required to use an individually assigned access card key. Any cards not assigned to an active employee must be promptly deactivated to maintain security of the building entries. The sub-tenant will designate a representative to meet with Insitro prior to initial occupancy, to determine the Levels of Access for the leased premises.

Initial and replacement card keys will be billed at $15 per card (or current rate if price per card increases). Access cards will be billed upon initial order, then periodically, based on usage.

Security system maintenance is billed annually with the FF&E expenses, based a pro-rata share of the leased space.

b)	Doors, Locks

All locksmith work will be authorized by Insitro and is conducted by the building locksmith to the building master key system (excluding furniture and file cabinets).

c)	Video Surveillance

1st Floor and exterior video surveillance is provided by the property management (scope to be confirmed with ARE).

Page 1 of 1	Prepared by SLJ Business Services, LLC	January 24, 2019
650.400.2051 ~ sjamme@sljbusinessservices.com